Exhibit 99.1

Contact:

Patricia P. Frias

Corporate Communications

Telik, Inc.

Tel: 650 845 7927

Email: pfrias@telik.com

Telik Announces Receipt of Nasdaq Notice

Palo Alto, CA – September 25, 2008 – Telik, Inc. (NASDAQ: TELK) today announced that on September 19, 2008 it received from The Nasdaq Stock Market, or Nasdaq, a deficiency notice letter indicating that for the last 30 consecutive business days the bid price of Telik’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Market under Marketplace Rule 4450(a)(5). In accordance with Marketplace Rule 4450(e)(2), Telik has 180 calendar days, or until March 18, 2009, to regain compliance. If at any time before March 18, 2009 the bid price of Telik’s common stock closes at $1.00 per share or more for at least ten consecutive business days, Nasdaq will provide written notification that Telik has achieved compliance. Nasdaq may also require Telik to maintain a closing bid price of at least $1.00 per share for a longer period before determining that Telik has achieved compliance. If Telik does not regain compliance by March 18, 2009, Nasdaq would provide written notification that Telik’s common stock will be delisted, after which Telik may appeal to the Nasdaq Listing Qualifications Panel.

About Telik

Telik, Inc. of Palo Alto, CA, is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced investigational drug candidates in clinical development are TELINTRA®, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA®, a tumor-activated prodrug for the treatment of advanced ovarian cancer and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

Forward Looking Statements

This press release contains “forward-looking” statements, including statements regarding the listing status and potential delisting of Telik’s common stock from the Nasdaq Global Market. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ended June 30, 2008. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELINTRA, TELCYTA, and TRAP are trademarks or registered trademarks of Telik, Inc.

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